                                   EXHIBIT 21

                              List of Subsidiaries

                              LIST OF SUBSIDIARIES
                                     ------




Ownership                   State of                                   Subsidiary Doing Business
Percentage                Incorporation                                   As Comptek Research
- ----------                -------------                     ---------------------------------------------
   100%                   New York                          Comptek Federal Systems, Inc.

   100%                   New York                          Comptek Research International Corp.

   100%                   New York                          Comptek Telecommunications, Inc.

   100%                   Pennsylvania                      Industrial Systems Service, Inc.